Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Investment Funds, Inc.

811-05309


Due to the reorganization of three funds which are series in the above referenced registrant, there were amendments to the charter (Articles of Incorporation). The following materials are herein incorporated by reference to this Sub-Item 77Q1(a).

On October 4, 2013, all of the assets of the Nuveen
Mid Cap Select Fund, a series of Nuveen
Investment Funds, Inc. were transferred to the Nuveen Symphony Mid Cap Core Fund, a Series of
Nuveen Investment Trust II. The circumstances and details of the reorganization, as well as a form of an amendment to the Corporations Amended and Restated Articles of Incorporation (Exhibit A to the
Form of Agreement and Plan of Reorganization) are contained in the 497 filing on August 6, 2013, accession number 0001193125-13-321893, which materials are herein incorporated by reference.

On October 29, 2013, all of the assets of the Nuveen
Quantitative Enhanced Core Equity Fund, a series of Nuveen Investment Funds, Inc. were transferred to the Nuveen Symphony Low Volatility Equity
Fund, a Series of Nuveen Investment Trust II. The circumstances and details of the reorganization, as well as a form of an amendment to the Corporations Amended and Restated Articles of
Incorporation (Exhibit A to the Form of Agreement and Plan of Reorganization) are contained in the 497 filing on August 20, 2013, accession number
0001193125-13-340863, which materials are herein incorporated by reference.

On October 25, 2013, all of the assets of the Nuveen
International Fund, a series of Nuveen Investment
Funds, Inc. were transferred to the Nuveen
International Select Fund. The circumstances and details of the reorganization, as well as a form of an amendment to the Corporations Amended and Restated Articles of Incorporation are contained in the 497 filing on September 4, 2013, accession number 0001193125-13-357009, which materials are herein incorporated by reference.